EXHIBIT 21.1

PC MALL, INC.

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2006

Following are the subsidiaries of PC Mall, Inc., other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or other jurisdiction in which each subsidiary was incorporated or organized.

SUBSIDIARIES	JURISDICTION OF INCORPORATION
AF Services, LLC	Delaware
Onsale, Inc.	Delaware
OSRP, LLC	Delaware
PC Mall Canada, Inc.	Quebec
PC Mall Gov, Inc. (1)	Delaware
PC Mall Sales, Inc.	California
Wareforce Corp. (2)	Delaware

(1)	On September 7, 2006, PC Mall Gov, Inc., through GMR Systems, Inc., a wholly-owned subsidiary, acquired the products business from Government Micro Resources, Inc. As a result, PC Mall Gov also conducts its business from time-to-time under the name PC Mall Gov, Inc. dba GMRI.
(2)	Previously WF Acquisition Sub, Inc. Effective December 1, 2005, CCIT, Inc. merged with WF Acquisition Sub, Inc. and the name of the combined entity was changed to Wareforce Corp.